Exhibit 10.2

INTRODUCING BROKER CLEARING AGREEMENT

THIS AGREEMENT is made as of this 3rd day of May 2007, by and between Fimat USA LLC (hereinafter referred to as “FIMAT”) a corporation, having its principal place of business at 630 Fifth Avenue, Suite 500, New York, NY 10111 and Altegris Investments, Inc. (“IB”), an Arkansas corporation having its principal place of business at 1200 Prospect Street, Suite 400, La Jolla California 92037.

WHEREAS, IB desires to introduce certain customers to FIMAT in order for such customers to obtain clearing, execution and other services relating to the purchase and sale of cash commodities (including financial instruments), options on cash commodities, commodity futures contracts, options on futures contracts, security futures contracts, forward or leverage contracts, exchange of futures for physical and committed overnight pricing transactions and any similar instruments which may be purchased or sold by or through FIMAT (collectively referred to as “Futures Contracts”); and,

WHEREAS, FIMAT desires to render the foregoing services such customers.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Services to be Performed by FIMAT

a.
FIMAT will accept introductions from IB for the creation of accounts in the records of FIMAT for customers introduced by IB (“Customers”) and FIMAT shall execute or cause to be executed orders for the accounts of such Customers, but only insofar as such orders are properly transmitted by Customers or third parties with discretion over Customer Accounts, including commodity trading advisors, to FIMAT.  Each customer, as introduced to FIMAT by IB, will only be regarded as a “Customer” of the purposes of this Agreement if (i) it is not an existing or pending customer of FIMAT; (ii) satisfactory due diligence is completed by FIMAT; and (iii) an internal credit authorization to open one or more accounts for such Customer is obtained by FIMAT.

b.
FIMAT shall prepare and transmit to Customers written reports of margin calls, confirmation, purchase-and-sale, and monthly statements, and such other documents as may be required by applicable law.  Such reports and other documents furnished by FIMAT to Customers shall indicate that the Accounts are introduced by IB to FIMAT.  FIMAT shall promptly also provide IB with (i) unless otherwise instructed by the Customer in writing, copies of all material communications, reports and documents, or summaries thereof, transmitted to Customers hereunder including, but not limited to electronic copies of all reports sent to Customers and daily electronic equity runs for all markets in which IB’s Customers’ trade, (ii) a daily electronic print image file and GMI data output for each account and (iii) each month, contemporaneous with the payment to IB of commissions and other amounts due to it under this Agreement, FIMAT will provide IB with a report containing the information in the IB template provided by FIMAT to IB as attached to this Agreement as Exhibit B and a breakdown of the calculation used to calculate the interest paid by FIMAT to IB.  IB shall treat all such information about Customer accounts as confidential.  FIMAT’S obligation to disclose any information to IB in relation to a Customer to this agreement shall be conditional upon Customer providing its prior written consent to the extent required by law.  FIMAT shall use its best efforts to obtain such consent.  IB shall ensure that Customers are aware that IB receives compensation in connection with their trading activity.

Introducing Broker Clearing Agreement -FIMAT – Altegris  -1-

c.
FIMAT shall conduct cashiering functions for Customers’ accounts.  In this regard, FIMAT will, pursuant to the instructions of Customers, or pursuant to the instructions of the commodity trading advisors they engage who have been given written discretionary authority to do so, accept and deliver cash and securities for Customer accounts; provided that FIMAT shall have no responsibility with respect to such cash or securities until such time as the cash or securities have been physically delivered to FIMAT.  FIMAT shall pay interest on such cash held for the accounts of Customers as described in Exhibit A, in respect of Winton Futures Fund, L.P. only, and as otherwise agreed between the parties in writing for each new Customer on a case by case basis.

d.
FIMAT shall maintain books and records as required by applicable Federal, state and self-regulatory laws, rules and regulations of all transactions for Customers’ accounts executed or cleared through it.

e.
FIMAT shall notify IB in writing, promptly upon receipt, or obtaining knowledge, of any material Customer complaint or pending or threatened action or proceeding by any Customer or if any Customer fails to deposit or maintain proper margin, or incurs a deficit in any Customer account.

2.           Information to be Provided by IB

a.
IB shall promptly provide to FIMAT upon request, with basic data and other documents as requested and/or required by applicable federal, state, exchange and self-regulatory rules and regulations, as shall be necessary or appropriate to permit FIMAT to discharge its obligations hereunder.

b.
IB shall furnish FIMAT with such information and documentation as requested by FIMAT for the opening and carrying of Customers’ accounts, including, but not limited to, account information and risk disclosure statements, on FIMAT’s account forms.

c.
IB agrees to cause all Customers to execute appropriate customer documents (“Customer Agreements”) on such forms as shall be provided by FIMAT to IB or as shall otherwise be approved in writing by FIMAT.

d.
IB shall provide FIMAT, upon its written request, with its yearly audited financial statements within ninety (90) days following the end of IB’s fiscal year and summaries of pending litigation within thirty (30) days following the end of each of IB’s fiscal quarters; provided, however, that IB shall provide FIMAT with a summary of each claim against IB within five (5) days of IB’s receipt of notice of such claims.

e.
At the written request of FIMAT, lB shall provide access, for purposes of inspection and examination to its books of account and records to FIMAT in response to a request from any designated examining authority of FIMAT or any exchange, regulatory or self-regulatory authority.

f.
IB shall provide to FIMAT corporate resolutions, partnership agreements or such other documentation as FIMAT may, in its discretion require, showing evidence that IB has full power and authority to enter into this Agreement.

3.           Responsibility for Employees

IB and FIMAT shall be totally responsible for their own employees and other persons acting for them in all capacities.

4.           Communications with Customers

Neither party shall issue, publish or distribute any advertisement, market letter, market research report or other sales literature which utilizes or makes reference to the name or facilities of the other party or any of its affiliates, without such party’s prior written consent.

Introducing Broker Clearing Agreement -FIMAT – Altegris  -2-

5.           Duties of IB with Respect to Customers’ Accounts

a.	IB shall assist FIMAT in obtaining all relevant account documentation, including, but not limited to, acknowledgments of receipt of disclosure documents and proper exemptive notices.

b.
IB shall assure its compliance, as well as that of its employees and associated persons, with all rules and regulations to which IB and such persons are subject, including but not limited to the requirements and regulations of all foreign governing bodies, rules and regulations of the Commodity Futures Trading Commission CFTC), exchanges and self-regulatory organizations.  IB shall notify FIMAT promptly if at any time IB’s registration with any of the foregoing is not in good standing or if lB is the subject of an investigation by any of the above mentioned agencies.

c.	IB shall adhere to all reasonable procedures instituted by FIMAT, and communicated to IB in writing.

d.
IB shall notify FIMAT in writing, immediately upon receipt, or obtaining knowledge, of any material Customer complaint or pending or threatened action or proceeding by any Customer.  FIMAT shall provide IB with any assistance IB may reasonably request in order to enable IB to handle such inquiries or complaints, however, subject to Section 10, FIMAT shall have the right to respond to, adjust, settle or reconcile any such Customer complaint which names FIMAT as a party, and any such remedial action taken by FIMAT shall be binding upon IB.  FIMAT shall notify IB if FIMAT receives a complaint from any Customer of IB.

e.	IB shall not guarantee any Customer account against loss or a margin call in an account or in respect of any transaction effected with or for such Customer account.

f.
IB shall make no report or statement (whether orally or in writing) to any Customer with respect to any transaction, position, or other matter relating to a Customer’s account that is not in conformity with statements, reports, and information furnished by FIMAT pursuant to this Agreement and any related agreements with Customers.

g.
IB shall notify FIMAT immediately in the event that IB or any agent thereof shall become subject to suspension, restriction, disciplinary action, sanction, investigation or fine by any regulatory body having jurisdiction over IB, IB’s business or FIMAT.  IB authorizes FIMAT to take all such steps as may be necessary for FIMAT to maintain compliance with the laws, rules and regulations to which it is subject.

6.           IB’s Anti-Money Laundering Responsibilities

a.
IB hereby agrees and acknowledges that it is obligated to, and will, comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on IB by law or regulation to know its Customers, their source and use of funds, and to monitor for and identify suspicious activity.  These obligations include, but are not limited to:  (a) currency and foreign transaction reporting; (b) suspicious activity reporting; (c) customer identification and verification (USA PATRIOT Act § 326); applying enhanced due diligence to private banking accounts (USA PATRIOT Act § 312); (e) applying those special measures as maybe directed by the Secretary of the Treasury (USA PATRIOT Act § 311); (f) observing the prohibition on doing business with foreign shell banks (USA PATRIOT Act § 313); (g) collecting (and providing to FIMAT) certain information as it relates to foreign banks (USA PATRIOT Act § 319); and otherwise complying with all applicable laws and regulations relating to money laundering prevention.

b.
IB has established and maintains an anti-money laundering program, consisting of at a minimum, written internal policies, procedures and controls including a means for monitoring and identifying suspicious activity, the designation of an anti-money laundering compliance officer, an ongoing employee training program, an independent audit function to test such programs, and any additional

Introducing Broker Clearing Agreement -FIMAT – Altegris  -3-

requirements set forth in the rules of any self-regulatory organization of which IB is a member.

c.	As indicated above, IB is responsible for filing currency transaction reports and suspicious activity reports, including form SAR.

d.
IB shall, as soon as practical after identifying a suspicious activity and in any event prior to filing a suspicious activity report on SAR, notify FIMAT and shall communicate with FIMAT about the transaction for purposes of sharing information about the transaction and determining whether IB or FIMAT shall file the SAR, unless such sharing of information is prohibited by law.  IB will provide FIMAT with copies of all SARs and other communications it files with respect to Customer accounts held at FIMAT, unless prohibited by law.

e.
Prior to filing any report with the Treasury Department, the IRS, the U.S. Customs Service or any regulatory body or organization relating to the reporting of currency transactions IB shall notify FIMAT and cooperate with FIMAT as FIMAT may deem appropriate, unless prohibited by law from doing so.

f.
FIMAT reserves the right to make and file such suspicious activity or other reports as listed in above when it deems it necessary or appropriate; and IB recognizes that when FIMAT does so, FIMAT does not thereby assume any responsibility for making and filing reports on behalf of IB and/or relieve IB of its own responsibility for making and filing reports as necessary under U.S. or other laws and regulations.  FIMAT will provide IB a copy of any such report that relates to a Customer account, unless prohibited by law from doing so.

g.
At the time of the opening of any new Customer account, IB must obtain sufficient information from its Customer to satisfy itself as to the identity of its Customer and the source of the Customer’s funds.  IB also must satisfy itself that opening the Customer account would not violate the provisions of various Executive Orders and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).  IB will immediately inform FIMAT of the existence of any Customer account subject to an OFAC restriction.  As detailed below, FIMAT uses software that may assist IB to detect possible OFAC violations.

h.	For any Customer accounts opened for a non-resident alien, IB will comply with FIMAT’s written AML guidelines as provided to IB by FIMAT from time to time.

i.	IB will not establish or maintain specially coded or numbered Customer accounts.

j.
IB shall undertake reasonable efforts to ascertain that the Customer is not engaged in unlawful activities, the assets being invested have been legitimately obtained, and any disbursements to a Customer or third party are for legitimate purposes.

7.           FIMAT’s Anti-Money Laundering Responsibilities

a.
FIMAT hereby agrees and acknowledges that it is obligated to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on FIMAT.  Notwithstanding the foregoing, FIMAT shall be primarily responsible for supervision of ongoing account activity in accordance with the USA PATRIOT Act and the regulations promulgated pursuant thereto, or any similar laws or regulations enacted or adopted hereafter (including, without limitation, NFA Compliance Rule 2-9(c).  In the event FIMAT has electronic tools for detecting possible money laundering and terrorist financing, FIMAT shall make those tools available to IB.

b.
For each new Customer account opened by IB, FIMAT shall submit the name and address as provided by the IB to a service company which will determine if the Customer is on an OFAC list or is located in a country which is not considered a cooperative country by the U.S. government.

Introducing Broker Clearing Agreement -FIMAT – Altegris  -4-

c.
In the normal course of providing clearing and custody services, FIMAT may detect apparent suspicious activity.  In such circumstances, FIMAT will contact IB about the transaction for purposes of sharing information about the transaction, unless FIMAT believes that IB itself may be engaged in suspicious activity and/or FIMAT would be prohibited by law from sharing with IB information about the suspicious transaction.  Nothing in this Section is to be read to prohibit FIMAT from filing its own suspicious activity and other reports, as it believes necessary or appropriate.

d.
For all incoming wires, FIMAT shall scan relevant information, including the remitter’s name and address and the originating bank’s name and address, (to the extent provided on an incoming wire) to detect possible OFAC restrictions.

e.
Requests for third party wires are processed by FIMAT on an exception basis only.  When allowed, for outgoing wires ordered to the delivery of a person or entity other than the account holder, FIMAT requires relevant information, including the payee’s name and address and the recipient bank’s name and address, to allow FIMAT’s processing to detect possible violations of OFAC restrictions.

8.           Margins and Margin Calls

FIMAT, in its reasonable discretion, shall determine the amount of margin required for each commodity futures trading account.  FIMAT, from time to time, may establish margin requirements that exceed the minimum requirements established by various contract markets, exchanges or the clearing organizations affiliated therewith.  Margin requirements may be changed by FIMAT without prior notice; however, FIMAT will promptly notify IB of such changes.  Should FIMAT determine that a Customer account is under margined, it shall promptly notify the IB.

9.           Commission Payments

Customer shall pay FIMAT clearing and other charges, and FIMAT shall compensate IB for Customer business, as is provided for in Exhibit A (in respect of Winton Futures Fund, L.P. only, and as otherwise agreed between the parties in writing for each new Customer on a case by case basis) after deducting any amounts owing to FIMAT or any of its affiliates under this Agreement or otherwise, including, but not limited to IB’s share of Bad Debts.

10.           Indemnification

(a)           IB shall fully indemnify, protect and hold harmless FIMAT and its directors, officers, shareholders, employees, agents, affiliates, and each person, if any, controlling FIMAT from and against any and all manner of claims, demands, proceedings, suits or actions (whether in law or in equity) and losses, liabilities, damages, expenses and costs (including attorneys’ fees, but excluding any consequential loss or loss of profit) (collectively, “Losses”) suffered by FIMAT resulting from or relating to:

(i)	Any breach by IB of IB’s duties or obligations under this Agreement;

(ii)	Any inaccuracy or misrepresentation in, or breach of, any of the warranties, representations, covenants or agreements made by IB herein;

(iii)
Any Customer instituting a claim, suit, action, or other proceeding (whether in law or in equity) against FIMAT or any of its affiliates, or any exchange or any U.S. or non-U.S. governmental agency or self-regulatory organization institutes a claim, suit, action, or other proceeding against FIMAT or any of its affiliates relating to this Agreement or any Customer that are caused by any action or inaction of IB;

Introducing Broker Clearing Agreement -FIMAT – Altegris  -5-

(iv)
Any debts, liabilities or obligations arising from the failure of IB to comply with the Commodity Exchange Act (the “Act”), the Gramm-Leach-Blily Act, the rules and regulations of the CFTC, Federal Trade Commission (“FTC”), NFA and any Exchange or with any other applicable law of any jurisdiction or agency thereof.

(b)           FIMAT shall fully indemnify, protect and hold harmless IB and its directors, officers, shareholders, employees, agents, affiliates, and each person, if any, controlling lB from and against any and all Losses suffered by IB resulting from or relating to:

(i)	Any breach by FIMAT of its duties or obligations under this Agreement;

(ii)	Any inaccuracy or misrepresentation in, or breach of, any of the warranties, representations, covenants or agreements made by FIMAT herein;

(iii)
Any claims, liabilities or demands of IB in respect of any Customer or any other third party that are caused by any action or inaction of FIMAT including any breach by FIMAT of its obligations under its Customer Agreement; or

(iv)
any liabilities or obligations arising from the failure of FIMAT to comply with the Act, the Gramm-Leach-Bliley Act, the rules and regulations of the CFTC, Federal Trade Commission, NFA and any Exchange or with any other applicable law of any jurisdiction or agency thereof.

(c)           None of the foregoing provisions for indemnification shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification (“Indemnitee”) without the prior consent of the party obligated to indemnify the other party (“Indemnitor”); provided, however, that should the Indemnitor refuse to consent to a settlement approved by the Indemnitee, the Indemnitee may effect such settlement, pay the amount in settlement as it shall deem reasonable and seek a judicial or regulatory determination with respect to reimbursement by the Indemnitor of any loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) incurred by the Indemnitee in connection with the settlement to the extent the loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) was caused by or based upon violation of this Agreement by the Indemnitor or violation of the standard of conduct set forth herein.  Notwithstanding the foregoing, the Indemnitor shall, at all times, have the right to offer to settle any matters and if the Indemnitor successfully negotiates a settlement with the third party claimant and tenders payment therefore to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Indemnitor to the Indemnitee shall be the amount of said proposed settlement.

(e)           Promptly after receipt by any of the indemnified parties under this agreement of notice of any proceeding, the Indemnitee shall notify the Indemnitor in writing of the commencement thereof, if a claim with respect thereof is to be made under this Agreement.  If the Indemnitee has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnitor shall not relieve such Indemnitor from any indemnification liability which it may have to such Indemnitee pursuant to this Section 10, and the omission to notify the Indemnitor shall not relieve the Indemnitor from any obligation or liability which it may have to any such Indemnitee otherwise than under the provisions of Section 10 except to the extent such failure to so notify causes judgment to be entered.  The Indemnitor will be entitled to participate in the defense of any such Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee.  In any such Proceeding, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless (i) otherwise agreed by the Indemnitor and Indemnitee, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and representation of both parties by the same counsel would

Introducing Broker Clearing Agreement -FIMAT – Altegris  -6-

be inappropriate due to actual or potential differing interests between them or the existence of different or additional defenses (it being understood, however, that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate film of attorneys for all such Indemnitees, which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor).  The Indemnitee will cooperate with the Indemnitor in connection with any such Proceeding and shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.

(f)           Any dispute as to whether a person or entity is entitled to indemnification under this Section 10 shall be determined by binding arbitration in accordance with Section 21.

11.           Representations and Warranties

The parties represent and warrant as follows:

(a)
IB and FIMAT have obtained and will maintain, during the term hereof, all licenses and registrations necessary for the conduct of its business, including, without limitation, registration with the CFTC, the NFA and such other regulatory or self-regulatory organizations as may be necessary for the proper conduct of the parties business;

(b)
The parties have all requisite authority, whether arising under applicable Federal, state, exchange or self-regulatory organization laws, rules and regulations or otherwise to enter into this Agreement;

(c)
All employees, agents and associated persons of both parties have been and will continue to be duly registered and licensed as necessary and to the extent required by law, to participate in the transactions contemplated by this Agreement; and

(d)
Both parties are currently and shall remain in compliance with all financial and regulatory requirements as set forth by the CFTC, NFA, FTC, exchanges or any other self-regulatory organization, including, without limitation, the minimum capital requirements set forth in CFTC Regulation 1.17.  IB shall promptly notify FIMAT, in writing, if IB’s net capital falls below the requirements of the NFA and the CFTC.

12.           Security Interest and Right of Set Off

IB hereby grants to FIMAT a security interest and lien in all monies, securities, futures contracts or other property which FIMAT may at any time be carrying for IB for any reason to offset and discharge IB’s liability to FIMAT pursuant to this Agreement.

13.           Requests for Information

Each of the parties shall have the right to disclose any information regarding the other or the Customers as required by any Federal, state, exchange or self-regulatory authority or pursuant to any subpoenas properly served upon such disclosing party.

14.           Advertising

Any and all advertising, sales literature or other promotional material of the IB shall be at its expense and no such advertising, sales literature or promotional material shall use the name of FIMAT, its employees or affiliates, in any manner, unless IB has obtained FIMAT’s prior reasonable written consent.

Introducing Broker Clearing Agreement -FIMAT – Altegris  -7-

15.           Relationship of the Parties

IB is an introducing broker, registered as such with the CFTC and is a member of the NFA.  As such, the parties acknowledge that IB is a separate and distinct entity completely independent from FIMAT.  Nothing contained herein shall be construed by the parties, or by any third party, as creating a relationship of agency, partnership, joint venture or employer-employee between FIMAT and IB.  FIMAT shall have no responsibility or liability, whether real, contingent or otherwise, for the acts or omissions of IB to third parties.

16.           FIMAT Right to Limit Accounts

FIMAT, in its sole and absolute discretion, may refuse to accept any Customer of IB and may refuse an order for Futures Contracts for a Customer, and, on prior notice to IB, if possible, may terminate any Customer account previously accepted.  FIMAT may liquidate any position in any Customer account, if, in FIMAT’s reasonable discretion, FIMAT deems it necessary for its protection.  IB agrees that FIMAT is not a fiduciary or advisor to IB or to its Customers.  Anything in this Agreement to the contrary notwithstanding, FIMAT shall have the same rights and remedies in dealing with the Customers as are set forth in each customer agreement between FIMAT and such Customer.

17.           Termination

(a)
The term of this Agreement shall be indefinite.  Either party upon ten (10) days written notice may terminate this Agreement.  If IB is terminating this Agreement, it shall give FIMAT reasonable prior notice of the transferee futures commission merchant and evidence of Customer’s intent to transfer.  Within thirty (30) days of termination of this Agreement by either party for any reason, IB agrees to provide FIMAT instructions regarding the transfer of Customer accounts.  Upon receipt of written instructions from Customer (or its designee who has been given written authority to do so) to FIMAT, and proof of sufficient notice to Customer from IB to FIMAT, FIMAT shall assign all Customer Accounts to an FCM selected by Customer (or such designee) and shall transfer all Customer balances and open positions in such accounts via a tape-to-tape transfer to the extent the receiving FCM will accept a tape-to-tape transfer.  Except for the ½ turn commission in connection with the establishment of any open positions at FIMAT any fee or commission levied by an exchange and/or any outstanding balance owed by any client to FIMAT neither IB nor such Customer accounts will be charged any other fees, commissions or charges with respect to such transfer.  Furthermore FIMAT shall provide IB with copies of the Customer account documentation including account opening documentation.  FIMAT agrees that in the event that the FCM to which the accounts have been assigned refuses any account in writing within 48 hours of assignment or FIMAT does not receive transfer instructions from IB within 30 days of the date of termination, FIMAT shall maintain Customer accounts and will notify Customers that they must elect an FCM within thirty (30) days; provided however, that if FIMAT is prohibited by applicable law or regulation from continuing to provide services to any client, it may immediately close any such client account and notify IB and Client It is for the Customers to decide whether and whom to transfer their accounts to.

(b)
Upon termination of this Agreement, each party shall continue to indemnify, protect and hold harmless the other party, its subsidiaries, its affiliates and all of the persons controlling any of them for any liabilities, losses, expenses and costs incurred by either party as a result of any event the occurrence of which would have required indemnification if the Agreement were in effect.

(c)
FIMAT and IB specifically agree that any and all obligations owing to the other shall survive the termination of this Agreement and shall remain in full force and effect despite the termination of this Agreement to any occurrence or transmission undertaken during the life of this Agreement.

(d)	Continuing Payments:

(i)           If this Agreement is terminated for any reason and Customers introduced to FIMAT by lB remain Customers of FIMAT thereafter, FIMAT shall continue to make Continuing

Introducing Broker Clearing Agreement -FIMAT – Altegris  -8-

Payments (as defined below) to IB as long as such Customers remain Customers of FIMAT or any affiliate thereof.

(ii)           If, during the term of this Agreement, any Customer of IB introduced to FIMAT by IB chooses to terminate its relationship with IB and enter into a direct relationship with FIMAT, FIMAT shall continue to make Continuing Payments to IB for as long as such Customer remains a Customer of FIMAT or any affiliate thereof.

(e)
FIMAT’s obligation to make Continuing Payments are contingent upon:  (x) the Customers maintaining their accounts on the books of FIMAT or its affiliates and (y) IB maintaining the necessary regulatory licenses to receive such amounts.

(f)
For purposes of this Agreement “Continuing Payments” means the amounts described in Paragraph 9 as though this Agreement were still in effect.  During the period in which FIMAT makes Continuing Payments it shall continue to provide IB with the reports described in paragraph 1(b).

18.           Non-Solicitation

FIMAT, its affiliates and their respective employees (the “FIMAT Parties”) shall not solicit any Customer during or after the term of this Agreement

19.           Assignment

This Agreement may be assigned only by mutual written agreement between the parties (which agreement shall not be unreasonably withheld) and upon receipt of any required regulatory notice by the appropriate party.

20.           Governing Law

This Agreement, and the rights and obligations of the parties hereto, shall be governed by, construed and enforced in all respects by the Laws of the State of New York, without regard to its conflict of laws principles.

21.           Arbitration and Consent to Jurisdiction and Venue

As to disputes between FIMAT and IB, except with respect to injunctive relief brought by either party, which shall be brought exclusively in a state or federal Court located in New York County, New York, all controversies that arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement, shall be determined by arbitration to be held in New York County, New York, in accordance with the rules then obtaining of the NFA or in accordance with the rules then obtaining of the American Arbitration Association in the event the NFA declines jurisdiction; provided however,  that (i) the arbitrator(s) shall be knowledgeable in industry standards and practices and the matters giving rise to the dispute; (ii) the arbitrator(s) shall not have the power and authority to award punitive damages; (iii) the authority of the arbitrators(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein; and (iv) the arbitrator(s), if allowed by the rules, shall state the reasons for their award and their legal and factual conclusions underlying the award in a written opinion.  The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.

22.           Miscellaneous

(a)
If any part, term or provision of this Agreement is held to be illegal or in conflict with the law of any state or any other law, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid.  The section headings in this

Introducing Broker Clearing Agreement -FIMAT – Altegris  -9-

Agreement are inserted for convenience of reference only and are not intended to limit the applicability or affect the meaning of any of its provisions.

(b)	This Agreement shall inure to the benefit of, and be binding on each of the parties and their successors and assigns.

(c)
At all times during the term of this Agreement and following the termination thereof (i) each of the IB and FIMAT will keep confidential any information acquired in respect of the other as a result of this Agreement regarding the business, affairs and customers of each other, and shall not disclose this information to third parties except as may be required by law.

(d)	FIMAT has established a Business Continuity Plan in accordance with applicable rules. lB may obtain a copy of FIMAT’s Business Continuity Plan, upon IB’s request.

23.           Notices

If to FIMAT:
630 Fifth Avenue,
Suite 500
New York, NY 10111
Attention, General Counsel

If to IB:	Altegris Investments, Inc.
1200 Prospect Street
Suite 400
La Jolla CA 92037

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIMAT USA, LLC	ALTEGRIS INVESTMENTS, INC.
/s/ Frank Perry	/s/ Robert J. Amedeo
Signature	Signature

Frank Perry	Robert J. Amedeo
Deputy General Manager
Print Name and Title	Print Name and Title

Introducing Broker Clearing Agreement -FIMAT – Altegris  -10-

Exhibit A
Sharing of Net Revenues
Winton Futures Fund, L.P.

Introducing Broker Clearing Agreement -FIMAT – Altegris  -11-

Global Listed Futures Term Sheet: [Redacted]